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                      October 3, 2022

       Kenneth Hannah
       Chief Financial Officer
       Caleres, Inc.
       8300 Maryland Avenue
       St. Louis , Missouri, 63105

                                                        Re: Caleres, Inc.
                                                            Form 10-K for the
Fiscal Year Ended January 29, 2022
                                                            Filed March 28,
2022
                                                            File No. 001-02191

       Dear Kenneth Hannah:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                      Sincerely,


                      Division of Corporation Finance

                      Office of Manufacturing